New Jersey Mining Enters Strategic Partnership Agreement with Juniper Resources and its Affiliates

COEUR D'ALENE, Idaho, March 2, 2015 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) today announced that it has entered into a Strategic Partnership Agreement (the “Agreement”) with Juniper Resources LLC and its affiliate companies, Juniper Mining LLC and Gold Hill Reclamation and Mining Inc. (“Gold Hill”), collectively referred to as the “Juniper Group”.

The Juniper Group has interests in a diverse portfolio of resource businesses, including mining, exploration, and biofuels, and is controlled by mining industry veteran Ron Guill. Previously, Mr. Guill founded and actively managed Small Mine Development Corporation (“SMD”) from its inception in 1982 until 2010, when he sold the company to its senior managers. During that period SMD became the largest underground hard rock mining contractor in the US. Among his many accolades, Mr. Guill was presented the 2012 William L. Saunders Gold Medal for lifetime achievement in mining engineering by the American Institute of Mining Engineers in 2012.

NJMC has enjoyed a productive and mutually beneficial working relationship with the Juniper Group at the Golden Chest Mine, which recently entered production and began shipping concentrates (see Company news releases dated January 20 and February 19, 2015). Gold Hill is the lessee of the Skookum Shoot portion of the Golden Chest Mine. Juniper Mining LLC operates the mine on behalf of Gold Hill with SMD employed as its mining contractor.

The Agreement calls for collaboration among the parties when evaluating and considering the development of future mining projects. NJMC and Juniper Group are jointly considering new business opportunities that draw upon the respective strengths of the organizations.

Regarding the Agreement, NJMC President and CEO Patrick Highsmith stated, “We are pleased to codify a partnership with Ron Guill and his Juniper Group. Ron’s team has unparalleled experience and skills in the engineering, design, and operation of underground mines. We have been actively evaluating new mining and milling opportunities in the western US and Canada for more than a year, reviewing more than 50 possible targets. We believe that linking Juniper with NJMC’s milling, operational, and business development acumen will help us realize significant value for our stakeholders. New Jersey Mining Company aspires to have significant interests in at least three mining operations in the next three years.”

NJMC elaborates on its operational assets and new growth strategy in the Company’s new corporate presentation, which can be found at: http://newjerseymining.com/presentatons/

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho where it built and is the majority-owner and operator of a fully-permitted, recently-upgraded, 360-tonne per day flotation mill and concentrate leach plant. The Company is manager and 47.88-percent owner of Golden Chest LLC, which owns the Golden Chest Mine, an historic lode gold producer on patented claims near Murray, Idaho. Golden Chest LLC leased the Skookum Shoot area to Gold Hill Reclamation and Mining Inc. NJMC is processing Golden Chest ore at its New Jersey Mill, generating cash through milling fees and a 2-percent NSR royalty on gold production that is forecast to continue well into 2016.

The Company's common stock trades on the OTC Market under the symbol "NJMC."

CONTACT: For more information on New Jersey Mining Company, please contact:

         Patrick Highsmith, President and Chief Executive Officer

         Email: phighsmith@newjerseymining.com

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that different portions of the mineral deposit respond differently to processing, the risk that Juniper’s internal engineering studies are incorrect, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, as well as other uncertainties and risk factors.

In addition, part of NJMC’s business plan is to carefully consider and execute on certain targeted acquisitions. There is a risk that no acceptable transactions are identified or that targeted acquisitions are not completed due to technical, business, or financial reasons, which may adversely affect our ability to obtain our goal of owning interests in three mines in three years. The Company’s Strategic Partnership with the Juniper Group contains risks inherent in contractual relationships and opportunity risk that could adversely affect shareholder value. Furthermore, there are risks that future operations, opportunities and growth may require the issuance of shares causing share dilution.

Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.